News

Release

Evans Bancorp, Inc.  6460 Main Street, Williamsville, NY 14221

FOR IMMEDIATE RELEASE

                  Evans Bancorp Reports Net Income of $6.0 Million in Fourth Quarter 2020

WILLIAMSVILLE, NY, February 4, 2021 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the fourth quarter and full year ended December 31, 2020.  Results include the acquisition of Fairport Savings Bank, effective May 1, 2020.

FOURTH QUARTER 2020 HIGHLIGHTS (compared with prior-year period unless otherwise noted)

•Net interest income increased 28% to $16.4 million reflecting the Fairport Savings Bank (“FSB”) acquisition and fees earned in connection with Paycheck Protection Program (“PPP”)

•Results included a $0.1 million provision for loan loss release and $0.7 million gain on the sale of the previous administrative headquarters building

•Significant loan and deposit growth quarter-over-quarter, reflecting solid execution of long-term strategy

“I am proud of what the team achieved in 2020.  It was a year of monumental upheaval that tested the fortitude and resiliency of all.  We responded rapidly to support the people and businesses in our region and help them navigate the many challenges presented by the pandemic.  This was accomplished while adjusting quickly to a new work environment and the many changes that presented.  Importantly, we continued to demonstrate one of Evan’s Core Values of Valuing Others,” said David J. Nasca, President and CEO of Evans Bancorp, Inc.

He continued, “The execution of our strategy occurred where we were able, and flexibility was demonstrated where execution was hampered by the environment. This supported a focused effort to position our company for long-term growth and success.  This was evidenced by significant participation in the PPP program, which added almost 1,000 new commercial customers and more than $200 million of loans.  Of equal importance was the expansion of our franchise in the Western New York market with the Benefits Brokers of WNY and Fairport Savings Bank acquisitions.  Systems and customer accounts were successfully integrated from these combinations during a most unprecedented operating environment.  Additionally, there are positive signs of recovery in our markets.  We released $126 thousand of loan loss provision in the quarter based on improving economic indicators, successfully closed on the sale of our former administration building and saw net interest income increase 28% over the prior-year fourth quarter.”

He added, “Looking toward the new year, even as our world continues to operate in a drastically altered environment, we are enthused about the opportunities ahead.  We are optimistic that the pockets of recovery within our markets will continue to strengthen and the building developments with vaccinations can return the country to a more normal state.  Regardless of the challenges, our commitment to community engagement will not waver, from community development lending, direct investments to drive progress in underserved areas, social justice and equity or partnering with local schools to improve educational opportunity. These actions are engrained in our culture, set us apart and serve as a compass to drive our efforts.”

Evans Bancorp Reports Net Income of $6.0 Million in Fourth Quarter 2020

February 4, 2021

Net income was $6.0 million, or $1.11 per diluted share, in the fourth quarter of 2020, compared with $4.5 million, or $0.84 per diluted share, in the third quarter of 2020 and $3.7 million, or $0.75 per diluted share, in last year’s fourth quarter.  The Company’s fourth quarter 2020 results included a $0.1 million release of provision for loan loss primarily reflecting adjustment for improvement in macroeconomic indicators such as decreases in unemployment from the beginning of the pandemic.  The fourth quarter of 2020 also included higher net interest income in part due to fees earned in connection with PPP and the recognition of a $0.7 million gain on the sale of the Company’s previous administrative headquarters building. Return on average equity was 14.51% for the fourth quarter of 2020, compared with 11.09% in the third quarter of 2020 and 10.16% in the fourth quarter of 2019.

For the full year 2020, net income was $11.2 million, or $2.13 per diluted share, down from $17.0 million, or $3.42 per diluted share, in 2019.  The decrease reflected higher loan loss provision as the Company responded to the economic uncertainty from the COVID-19 pandemic and incurred $6 million of one-time merger related expenses reflecting the acquisition of FSB.  The return on average equity was 7.06% for 2020, compared with 12.08% in 2019.

Net Interest Income
($ in thousands)

	4Q 2020	3Q 2020	4Q 2019

Interest income	$18,175	$17,766	$16,028
Interest expense	1,744	2,124	3,236
Net interest income	16,431	15,642	12,792
Provision for loan losses (credit)	(126)	1,881	(122)
Net interest income after provision	$16,557	$13,761	$12,914

Net interest income increased $0.8 million, or 5%, from the third quarter of 2020, and $3.6 million, or 28%, from the prior-year fourth quarter.  The increase from the sequential third quarter reflects the acceleration of the amortization of PPP loan fees, as the Company recognized the first of its PPP loans to be forgiven by the Federal Government. As the loans are forgiven the Company is accelerating the recognition of the fees that were being amortized over the original life of the loan.  As a result, Evans recognized an additional $0.4 million in interest income due to this acceleration.  The increase over last year’s fourth quarter was primarily driven by higher average interest-earning assets as the Company recognized the impact of the FSB acquisition and PPP lending.

Fourth quarter net interest margin of 3.38% increased 19 basis points from the third quarter of 2020, reflecting the accelerated PPP fee amortization and reduced interest expense as the Company continues to align rates on deposits.  Net interest margin was down 29 basis points from the fourth quarter of 2019, largely due to the Federal Reserve’s decrease of the fed funds rate by 150 basis points early in 2020, and changes in the mix of interest-earning assets, including greater interest earning cash balances, PPP loans and residential mortgages from FSB.  The yield on loans increased 8 basis points when compared with the third quarter of 2020 and decreased 83 basis points when compared with the fourth quarter of 2019.  The cost of interest-bearing liabilities decreased to 0.49% compared with 0.59% in the third quarter of 2020 and 1.24% in the fourth quarter of 2019.

The Company continues to evaluate its loan portfolio in response to the economic impact of the COVID-19 pandemic. As part of the Company’s evaluation, provision for loan losses can be adjusted for the impact that economic trends, such as unemployment, will have on our clients.  The $0.1 million release of provision for loan losses in the fourth quarter of 2020 reflects the response to current positive macroeconomic trends.  The Company has deferred the adoption of the Current Expected Credit Loss Impairment Model (CECL), as permitted by its classification as a Smaller Reporting Company by the Securities and Exchange Commission.

Evans Bancorp Reports Net Income of $6.0 Million in Fourth Quarter 2020

February 4, 2021

Asset Quality
($ in thousands)

	4Q 2020	3Q 2020	4Q 2019

Total non-performing loans	$28,118	$21,466	$14,396
Total net loan charge-offs	60	34	85
Non-performing loans / Total loans	1.66%	1.26%	1.17%
Net loan charge-offs / Average loans	0.01%	0.01%	0.03%
Allowance for loan losses / Total loans	1.21%	1.21%	1.24%

During the third quarter of 2020, the Company classified the loans to clients within the hotel industry as criticized, where further assistance is required given their level of seasonality and ongoing challenges during the COVID-19 pandemic.  At year-end, criticized assets totaled $139.6 million, with the hotel portfolio comprising 58% of that amount.  The Company continues to monitor each client in that industry including on-going conversations with the borrowers.  The $6.7 million increase in non-performing assets during the fourth quarter reflects two hotel borrowers that have longer-term implications beyond typical seasonality performance.

“As expected, during the fourth quarter the remaining $8.0 million of loan deferrals moved back to normal status.  Our focus has been on the hotel portfolio, and while the majority continue to pay either interest only or full principal and interest, as part of our ongoing reviews we did identify two credits that will have longer-term stresses, and as a result moved them to non-performing status,” stated John Connerton, Chief Financial Officer of Evans Bank.  “The hotel portfolio continues to be well-collateralized with an average loan to value of 67%, and we believe that we are appropriately reserved for any near-term economic uncertainty.”

Non-Interest Income
($ in thousands)
	4Q 2020	3Q 2020	4Q 2019

Deposit service charges	$619	$598	$747
Insurance service and fee revenue	2,301	3,217	2,120
Bank-owned life insurance	172	170	164
Loss on tax credit investment	-	-	(158)
Refundable NY state historic tax credit	-	-	115
Gain on sale of securities	-	667	-
Other income	1,711	1,205	1,005
Total non-interest income	$4,803	$5,857	$3,993

The decrease in insurance service and fee revenue from the third quarter of 2020 reflects typical seasonally lower commercial lines insurance commissions.

The third quarter of 2020 included approximately $0.7 million of gain on sale of investment securities, while there were no comparable gains in the current quarter of 2020 and fourth quarter of 2019.

The increase in other income was largely due to a gain of $0.7 million recognized on the sale of the Company’s former administrative headquarters in the fourth quarter 2020.

Evans Bancorp Reports Net Income of $6.0 Million in Fourth Quarter 2020

February 4, 2021

Non-Interest Expense
($ in thousands)
	4Q 2020	3Q 2020	4Q 2019

Salaries and employee benefits	$9,087	$8,101	$7,355
Occupancy	1,169	1,204	868
Advertising and public relations	233	503	421
Professional services	893	865	827
Technology and communications	1,306	1,365	1,075
Amortization of intangibles	133	136	112
FDIC insurance	339	290	74
Merger-related expenses	-	524	232
Other expenses	1,350	1,480	1,207
Total non-interest expenses	$14,510	$14,468	$12,171

Salaries and benefits costs increased from the third quarter of 2020 due to adjustments for incentive accruals, as the Company adjusted calculated incentives to recognize the contributions of associates during this historically challenged year.  The increase from the prior-year period was largely due to the addition of personnel related to the FSB acquisition.

Advertising expenses decreased as the Company had increased spending in the previous quarters to highlight new promotional campaigns, particularly those in the Company’s expanded Rochester market.

The increase in technology and communications from the prior-year period was due to higher online banking activity, ATM card fees, and software costs primarily as a result of the FSB acquisition.

The higher level of FDIC insurance expense reflects the benefit of the FDIC’s small bank assessment credit, which was taken in the 2019 fourth quarter.

There were no merger-related expenses in the fourth quarter of 2020 compared with costs relating to the FSB core system conversion during the third quarter of 2020, and legal and other professional services related to the initiation of the merger in the fourth quarter of 2019.

The Company’s GAAP efficiency ratio, or noninterest expenses divided by the sum of net interest income and noninterest income, was 68.3% in the fourth quarter of 2020, 67.3% in the third quarter of 2020, and 72.5% in the fourth quarter of 2019.  The Company’s non-GAAP efficiency ratio, excluding amortization expense, gains and losses from investment securities, and merger-related expenses, was 67.7% compared with 66.3% in the third quarter of 2020 and 70.3% in last year’s fourth quarter.

Income tax expense was $0.8 million, or an effective tax rate of 12.0%, for the fourth quarter of 2020 compared with 11.8% in the third quarter of 2020 and 20.9% in last year’s fourth quarter.  Excluding the impact of the first quarter 2020 historic tax credit transaction, the effective tax rate was 22.1% and 25.6% in the fourth and third quarters of 2020, respectively.

Evans Bancorp Reports Net Income of $6.0 Million in Fourth Quarter 2020

February 4, 2021

Balance Sheet Highlights

Total assets were down slightly at $2.04 billion as of December 31, 2020, compared with $2.06 billion at September 30, 2020, but increased 40% from $1.46 billion at December 31, 2019.  The year-over-year increase reflects the addition of $323 million of assets, including $271 million of loans, from the FSB acquisition and the Company’s loan growth over the last year, including the origination $203 million of PPP loans.

Investment securities were $167 million at December 31, 2020, $6 million higher than the end of the third quarter of 2020, and $36 million higher than at the end of last year’s fourth quarter.  The Company added $21 million of securities from FSB during the second quarter of 2020, and subsequently sold $23 million of securities during the third quarter of 2020.  The primary objectives of the Company’s investment portfolio are to provide liquidity, secure municipal deposits, and maximize income while preserving the safety of principal.

Total deposits of $1.77 billion declined $10 million, or 1%, from September 30, 2020, but were up $504 million, or 40%, from the end of last year’s fourth quarter.  The increase from the prior year reflects $239 million of deposits from FSB and an accumulation of liquidity by commercial customers in response to the pandemic, including deposits related to PPP loans, and increases in consumer deposits from government stimulus payments and lower consumer spending.  The slight decrease from the sequential third quarter largely reflects seasonally lower municipal deposits.

Capital Management

The Company has consistently maintained regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 8.21% at December 31, 2020 compared with 7.82% at September 30, 2020 and 10.33% at December 31, 2019.  Book value per share was $31.21 at December 31, 2020 compared with $30.29 at September 30, 2020 and $30.11 at December 31, 2019.

For the full year of 2020, cash dividends totaled $1.16, up 12% over 2019.

2020 Year in Review (compared with prior-year period)

Net interest income was $59.8 million, up 15%, primarily due to the growth of interest earning assets from the loans acquired in the FSB acquisition and the origination of PPP loans.  However, the increase was muted by both low commercial loan growth and net interest margin compression.  Net interest margin was 3.37%, a decrease of 45 basis points, which largely reflects the Federal Reserve’s decrease of the fed funds rate by 150 basis points early in 2020, and changes in the mix of interest-earning assets, including greater interest earning cash balances, PPP loans and residential mortgages from FSB.

The Company’s provision for loan losses of $5.4 million was up significantly from $75 thousand due to the impacts on the economy from the COVID-19 pandemic.  A decrease in asset quality resulted from the elevated risk associated with the hotel portfolio, which increased the Company’s criticized loans. The ratio of non-performing loans to total loans was 1.66% compared with 1.17%.

Non-interest income was up $0.2 million at $18.2 million. The Company had a net loss of $0.6 million as a result of the recognition of a historic tax credit transaction. Additionally, deposit service charges were down $0.3 million due to certain fees that had been temporarily suspended during the second quarter of 2020 to assist customers affected by COVID-19.  These decreases were offset by gains on sale of investment securities and the sale of the previous administrative headquarters.

Evans Bancorp Reports Net Income of $6.0 Million in Fourth Quarter 2020

February 4, 2021

Non-interest expense increased $12 million, or 25%, to $59.9 million.  The Company had merger-related expense in connection with the acquisition of FSB of $6.0 million.  Additionally, higher salaries and employee benefits of $3.4 million, or 11%, due to the addition of new employees from FSB and merit increases.  Occupancy expense was up $0.9 million also reflecting the addition of FSB.  Technology expenses were up 27%, or $1.1 million, to $5.2 million largely due to increased software costs, volume related ATM card fees and online banking activity, primarily as a result of the FSB acquisition and COVID-19 impact.  FDIC insurance expense increased $0.7 million, as a result of growth in assets and the reduction of prior year expenses due to the application of the FDIC’s small bank assessment credit, which was not applicable in 2020.

The Company’s GAAP efficiency ratio was 76.7% in 2020 compared with 68.2% in 2019, and the non-GAAP efficiency ratio, as previously defined, was 68.5% compared with 67.2%.

Income tax expense for the year was $1.6 million, representing an effective tax rate of 12.2% compared with an effective tax rate of 23.5% in 2019.  Excluding the impact of the historic tax credit transactions, the effective tax rate was 23.9% in 2020.

Webcast and Conference Call

The Company will host a conference call and webcast on Thursday, February 4, 2021 at 4:45 p.m. ET. Management will review the financial and operating results for the fourth quarter of 2020, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8471.  Alternatively, the webcast can be monitored at www.evansbancorp.com.

A telephonic replay will be available from 7:45 p.m. ET on the day of the teleconference until Thursday,
February 11, 2021.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13714792, or access the webcast replay at www.evansbancorp.com , where a transcript will be posted once available.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $2.0 billion in assets and $1.8 billion in deposits at December 31, 2020.  Evans is a full-service community bank with 20 financial centers providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Insurance Agency, a wholly owned subsidiary, provides life insurance, employee benefits, and property and casualty insurance through ten offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Evans Bancorp Reports Net Income of $6.0 Million in Fourth Quarter 2020

February 4, 2021

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the impacts from COVID-19, competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
(716) 926-2000 jconnerton@evansbank.com	(716) 843-3908 dpawlowski@keiadvisors.com
Media Contact:
Kathleen Rizzo Young Public & Community Relations Manager 716-343-5562 krizzoyoung@evansbank.com

Evans Bancorp Reports Net Income of $6.0 Million in Fourth Quarter 2020

February 4, 2021

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)

	12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019
ASSETS
Interest-bearing deposits at banks	$83,902	$88,249	$109,943	$40,706	$28,280
Investment Securities	166,600	160,757	169,975	162,038	130,308
Loans	1,693,794	1,703,076	1,685,761	1,246,206	1,226,531
Allowance for loan losses	(20,415)	(20,601)	(18,754)	(18,157)	(15,175)
Goodwill and intangible assets	14,951	15,085	15,222	13,421	12,545
All other assets	105,283	110,427	103,793	80,597	77,741
Total assets	$2,044,115	$2,056,993	$2,065,940	$1,524,811	$1,460,230

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	436,157	442,536	428,655	273,623	263,717
NOW deposits	230,751	215,492	229,788	159,223	140,654
Savings deposits	825,947	799,739	794,513	625,773	587,142
Time deposits	278,554	323,211	356,147	268,978	275,927
Total deposits	1,771,409	1,780,978	1,809,103	1,327,597	1,267,440
Borrowings	79,663	82,909	67,715	23,902	23,755
Other liabilities	24,138	30,218	27,124	25,216	20,582
Total stockholders' equity	168,905	162,888	161,998	148,096	148,453

SHARES AND CAPITAL RATIOS
Common shares outstanding	5,411,384	5,376,742	5,376,872	4,942,802	4,929,593
Book value per share	$31.21	$30.29	$30.13	$29.96	$30.11
Tier 1 leverage ratio	8.21%	7.82%	8.44%	9.92%	10.33%
Tier 1 risk-based capital ratio	11.62%	11.28%	11.14%	11.84%	12.32%
Total risk-based capital ratio	12.88%	12.53%	12.39%	13.09%	13.56%

ASSET QUALITY DATA
Total non-performing loans	$28,118	$21,466	$19,718	$16,717	$14,396
Total net loan charge-offs	60	34	-	17	85

Non-performing loans/Total loans	1.66%	1.26%	1.17%	1.34%	1.17%
Net loan charge-offs /Average loans	0.01%	0.01%	-%	0.01%	0.03%
Allowance for loans losses/Total loans	1.21%	1.21%	1.11%	1.46%	1.24%

Evans Bancorp Reports Net Income of $6.0 Million in Fourth Quarter 2020

February 4, 2021

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2020	2020	2020	2020	2019
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Interest income	$18,175	$17,766	$17,069	$15,823	$16,028
Interest expense	1,744	2,124	2,136	3,047	3,236
Net interest income	16,431	15,642	14,933	12,776	12,792
Provision (credit) for loan losses	(126)	1,881	597	2,999	(122)
Net interest income after provision	16,557	13,761	14,336	9,777	12,914

Deposit service charges	619	598	397	628	747
Insurance service and fee revenue	2,301	3,217	2,667	2,425	2,120
Bank-owned life insurance	172	170	178	160	164
Loss on tax credit investment	-	-	-	(2,475)	(158)
Refundable NY state historic tax credit	-	-	-	1,857	115
Gain on sale of securities	-	667	-	-	-
Other income	1,711	1,205	997	743	1,005
Total non-interest income	4,803	5,857	4,239	3,338	3,993

Salaries and employee benefits	9,087	8,101	8,005	7,797	7,355
Occupancy	1,169	1,204	1,062	861	868
Advertising and public relations	233	503	123	269	421
Professional services	893	865	872	914	827
Technology and communications	1,306	1,365	1,467	1,096	1,075
Amortization of intangibles	133	136	134	130	112
FDIC insurance	339	290	282	179	74
Merger-related expenses	-	524	4,974	460	232
Other expenses	1,350	1,480	1,093	1,164	1,207
Total non-interest expenses	14,510	14,468	18,012	12,870	12,171

Income before income taxes	6,850	5,150	563	245	4,736
Income tax provision	821	606	94	41	988
Net income	6,029	4,544	469	204	3,748

PER SHARE DATA
Net income per common share-diluted	$1.11	$0.84	$0.09	$0.04	$0.75
Cash dividends per common share	$-	$0.58	$-	$0.58	$-
Weighted average number of diluted shares	5,416,198	5,395,806	5,243,581	4,992,214	4,990,863

PERFORMANCE RATIOS
Return on average total assets	1.18%	0.88%	0.10%	0.05%	1.02%
Return on average stockholders' equity	14.51%	11.09%	1.19%	0.55%	10.16%
Efficiency ratio	68.33%	67.30%	93.95%	79.87%	72.51%
Efficiency ratio (Non-GAAP)*	67.71%	66.28%	67.30%	73.39%	70.28%

*  The calculation of the non-GAAP efficiency ratio excludes amortization of intangibles, gains and losses from investment securities, merger-related expenses and the impact of historic tax credit transactions.

Evans Bancorp Reports Net Income of $6.0 Million in Fourth Quarter 2020

February 4, 2021

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2020	2020	2020	2020	2019
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
AVERAGE BALANCES

Loans, net	$1,677,502	$1,671,338	$1,535,206	$1,219,230	$1,213,837
Investment securities	162,941	172,712	179,677	136,029	137,354
Interest-bearing deposits at banks	92,974	106,154	73,973	57,319	32,061
Total interest-earning assets	1,933,417	1,950,204	1,788,856	1,412,578	1,383,252
Non interest-earning assets	117,458	117,244	107,738	89,804	89,415
Total Assets	$2,050,875	$2,067,448	$1,896,594	$1,502,382	$1,472,667

NOW	218,587	221,343	203,458	144,564	136,077
Savings	818,878	799,082	721,578	605,103	593,694
Time deposits	300,605	337,967	337,187	274,576	274,856
Total interest-bearing deposits	1,338,070	1,358,392	1,262,223	1,024,243	1,004,627
Borrowings	80,814	84,926	51,493	24,708	27,241
Total interest-bearing liabilities	1,418,884	1,443,318	1,313,716	1,048,951	1,031,868

Demand deposits	439,953	430,658	399,807	281,624	272,834
Other non-interest bearing liabilities	25,882	29,644	25,540	22,127	20,375
Stockholders' equity	166,156	163,828	157,531	149,680	147,590

Total Liabilities and Equity	$2,050,875	$2,067,448	$1,896,594	$1,502,382	$1,472,667

YIELD/RATE

Loans, net	4.09%	4.01%	4.22%	4.80%	4.92%
Investment securities	2.18%	2.06%	2.12%	3.24%	2.46%
Interest-bearing deposits at banks	0.10%	0.10%	0.08%	1.27%	1.65%
Total interest-earning assets	3.74%	3.62%	3.84%	4.51%	4.61%

NOW	0.15%	0.19%	0.24%	0.50%	0.57%
Savings	0.24%	0.33%	0.37%	0.87%	0.94%
Time deposits	0.90%	1.04%	1.40%	2.02%	2.09%
Total interest-bearing deposits	0.37%	0.48%	0.62%	1.13%	1.21%
Borrowings	2.43%	2.26%	1.41%	2.78%	2.64%
Total interest-bearing liabilities	0.49%	0.59%	0.65%	1.17%	1.24%

Interest rate spread	3.25%	3.03%	3.19%	3.34%	3.36%
Contribution of interest-free funds	0.13%	0.16%	0.17%	0.30%	0.31%
Net interest margin	3.38%	3.19%	3.36%	3.64%	3.67%

Evans Bancorp Reports Net Income of $6.0 Million in Fourth Quarter 2020

February 4, 2021

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2020	2019
	Year to Date	Year to Date	% Change
Interest income	$68,833	$64,740	6%
Interest expense	9,051	12,685	(29)%
Net interest income	59,782	52,055	15%
Provision for loan losses	5,351	75	7,035%
Net interest income after provision	54,431	51,980	5%

Deposit service charges	2,242	2,569	(13)%
Insurance service and fee revenue	10,610	10,688	(1)%
Bank-owned life insurance	680	656	4%
Loss on tax credit investment	(2,475)	(158)	1,466%
Refundable NY state historic tax credit	1,857	115	1,515%
Gain on sale of securities	667	-	-%
Other income	4,656	4,212	11%
Total non-interest income	18,237	18,082	1%

Salaries and employee benefits	32,990	29,628	11%
Occupancy	4,296	3,429	25%
Advertising and public relations	1,128	1,033	9%
Professional services	3,544	3,510	1%
Technology and communications	5,234	4,124	27%
FDIC insurance	1,090	431	153%
Amortization of intangibles	533	448	19%
Merger-related expenses	5,958	232	2,468%
Other expenses	5,087	4,985	2%
Total non-interest expenses	59,860	47,820	25%

Income before income taxes	12,808	22,242	(42)%
Income tax provision	1,562	5,228	(70)%
Net income	11,246	17,014	(34)%

PER SHARE DATA
Net income per common share-diluted	$2.13	$3.42	(38)%
Cash dividends per common share	$1.16	$1.04	12%
Weighted average number of diluted shares	5,268,560	4,968,172

PERFORMANCE RATIOS
Return on average total assets	0.60%	1.17%
Return on average stockholders' equity	7.06%	12.08%
Efficiency ratio	76.72%	68.18%
Efficiency ratio (Non-GAAP)*	68.45%	67.21%
Net interest margin	3.37%	3.82%
Net loan charge-offs (recoveries)/Average loans	0.01%	(0.03)%

*  The calculation of the non-GAAP efficiency ratio excludes amortization of intangibles, gains and losses from investment securities, merger-related expenses and the impact of historic tax credit transactions.